Item 23 (d)(2) Ex-99

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement (the “Agreement”) is entered into by and between OneAmerica Funds, Inc. (the “Fund”) and OneAmerica Asset Management, LLC (the “Adviser”) with an effective date of January 1, 2013.

WITNESSETH:

WHEREAS, the Fund and the Adviser entered into an Investment Adviser Agreement (“RIA Agreement”) effective January 1, 2013 under which the Adviser agreed to provide investment advisory services to the Fund and whereby the Adviser agreed to reimburse the Fund’s operating expenses to the extent necessary to prevent the ordinary operating expenses of any of the Fund’s five investment portfolios from exceeding expense ratios specified in an exhibit to the RIA Agreement; and

WHEREAS, the Fund and the Adviser entered into the RIA Agreement on for a period of one year; and

WHEREAS, the RIA Agreement can be terminated by either the Fund or the Adviser upon the giving of sixty (60) days prior written notice to the other party; and

WHEREAS, because of the termination language in the RIA Agreement, only the gross expenses incurred by the Fund’s Investment Portfolios can be reported in the summary section of the registration statement filed by the Fund with the Securities and Exchange Commission, and information depicting the actual expenses borne by investors (as a result of expense reimbursements paid by the Adviser to the Fund) can only appear in the Statement of Additional Information filed with the Fund’s registration statement; and

WHEREAS, the Fund and the Adviser desire to enter into this Agreement, to be effective during the same time period that the registration statement is effective, that cannot be canceled by the Adviser for the purposes stated herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Reimbursement.  With respect to the Fund’s Socially Responsive Portfolio, the Adviser agrees to reimburse the Fund’s operating expenses to the extent necessary to prevent the ordinary operating expenses of the Socially Responsive Portfolio from exceeding 1.2% for Class O Shares and 1.5% for Class A Shares.  For the purposes of this Agreement, the ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses.  Further, it is agreed that the operating expenses are incurred with respect to the Fund’s business of investing in securities.

2.  Term and Termination.  The reimbursement set forth in paragraph 1 of this Agreement is effective from January 1, 2013 to May 1, 2014.  If not terminated by a vote of the Board of Directors for the Fund or by an action of the shareholders of the Fund, this Agreement shall continue in effect for successive periods of twelve (12) months each thereafter.  The Fund may terminate this Agreement at any time upon the giving of thirty (30) days prior written notice to the Adviser.  This Agreement may not be terminated by the Adviser except a termination effective upon an anniversary of the effective date of this Agreement, which such termination shall not be effective unless Adviser shall have given thirty (30) days prior written notice to the Fund.

3.  Force and Effect. The foregoing reimbursement provisions supersede any prior or contemporaneous agreement or understanding regarding expense reimbursement for the Socially Responsive Portfolio of the Fund.  The expense reimbursement is annual, not monthly, and is based upon the ordinary operating expenses of the Socially Responsive Portfolio.

4.  Successors.  This Agreement shall be binding upon any investment adviser that succeeds the Adviser as the investment adviser for the Funds.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed by their authorized officers.

On Behalf of

ONEAMERICA FUNDS, INC.	By:	/s/ J. Scott Davidson

Title: President

Date: 4/2/13

On Behalf of:

OneAmerica Asset Management, LLC	By:	/s/ John C. Mason

Title: President

Date: 4/8/13